Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, amended and restated, modified or otherwise supplemented from time to time, this "Agreement") is entered into as of March 22, 2013, by and between ALIGN TECHNOLOGY, INC., a corporation organized under the law of Delaware ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend and/or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

CREDIT TERMS

LINE OF CREDIT. (110, 111, 112 or 113)

1. Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 22, 2016 (the “Maturity Date”), not to exceed at any time outstanding the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) ("Line of Credit"), the proceeds of which shall be used for acquisitions and stock repurchases permitted by this Agreement, general corporate purposes and working capital. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by that certain Revolving Line of Credit Note dated as of March 22, 2013 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

2. Voluntary Reduction. Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to Bank, to permanently reduce, without premium or penalty, the Line of Credit at any time in whole. Such notice may state that such termination is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Borrower (by written notice to Bank prior to the specified effective date) if such condition is not satisfied. All unused commitment fees accrued until the effective date of any termination of the Line of Credit shall be paid on the effective date of such termination.

3. Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding principal amount of borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available hereunder or thereunder.

4. Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate of Bank to issue standby letters of credit for the account of Borrower to support the operations of Borrower and its Subsidiaries (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, including automatic 365-day renewals, as designated by Borrower; provided however, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

INTEREST/FEES.

1. Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such loan is made or such drawing is paid, as applicable, to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note.

2. Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

3. Unused Commitment Fee. Borrower shall pay to Bank a fee equal to (i) one-quarter percent (0.25%) per annum for each fiscal quarter in which Borrower and its Subsidiaries, collectively, fail to maintain at all times aggregate Liquidity in excess of $100,000,000.00 at Bank and/or an affiliate of Bank, collectively; and (ii) one-eighth percent (0.125%) per annum for each fiscal quarter in which Borrower and its Subsidiaries, collectively, maintain at all times aggregate Liquidity in excess of $100,000,000.00 at Bank and/or an affiliate of Bank, collectively, (in each case, computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears not later than 40 days following each fiscal quarter end. For purposes hereof, “Liquidity” means cash, Cash Equivalents (as defined in clause (d) of “Loans, Advances, Investments” below), investments permitted in clause (e) of “Loans, Advances, Investments” below, and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance other than Permitted Liens.

4. Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest, principal, fees and other sums, if any, due hereunder from time to time by charging the deposit account of the Borrower with Bank described on Schedule X to the Disclosure Letter, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

GUARANTIES. The payment and performance of the indebtedness and other obligations of Borrower to Bank under (x) this Agreement, the Line of Credit Note and any other Loan Document, (y) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), or other similar transaction or arrangement, and (z) treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements shall be guaranteed jointly and severally by each existing and subsequently acquired or formed Material Subsidiary of Borrower as evidenced by and subject to the terms of the Continuing Guaranty in the form attached hereto as Exhibit B. For purposes hereof, a “Material Subsidiary” shall mean each Domestic Subsidiary of Borrower (excluding (i) any Domestic Subsidiary of a foreign Subsidiary of Borrower to the extent such foreign Subsidiary is not a pass-through entity for tax purposes, and (ii) any Domestic Subsidiary that conducts no significant business and owns no significant assets other than capital stock (or equivalent interests) in one or more foreign Subsidiaries) now existing or hereafter acquired or formed by Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) at the end of any fiscal quarter, for the most recent four fiscal quarter period accounted for more than five percent (5%) of the consolidated revenues of Borrower and its Subsidiaries or (ii) as at the end of any fiscal quarter, was the owner of more than five percent (5%) of the consolidated assets of Borrower and its Subsidiaries. As used herein, “Subsidiary” means as to any person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock (or equivalent interests) having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such person (irrespective of whether, at the time, capital stock (or equivalent interests) of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). “Domestic Subsidiary” means a Subsidiary of Borrower organized under the laws of a jurisdiction located in the United States of America. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrower. Each Material Subsidiary executing a Continuing Guaranty may hereinafter be referred to as “Subsidiary Guarantor.” Borrower and each Subsidiary Guarantor may hereinafter be referred to as a “Loan Party.”

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall be deemed made on the Closing Date and the date of each and every credit extended to Borrower hereunder as required under “Conditions to Each Extension of Credit” below.

LEGAL STATUS; OWNERSHIP. Borrower is a corporation duly organized and existing and in good standing under the law of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except in which the failure to so qualify or to be so licensed could not reasonably be expected result in a Material Adverse Effect. Each other Loan Party is an entity, duly organized and existing and in good standing under the laws of its jurisdiction of formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could not reasonably be expected to result in a Material Adverse Effect. As used herein, “Material Adverse Effect” means, with respect to Borrower and its Subsidiaries, a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) a material impairment of the rights and remedies of Bank under any Loan Document. As of the Closing Date or the end of the most recent fiscal quarter of Borrower for which a Compliance Certificate is required to be delivered, as applicable, all of the Subsidiaries of Borrower, their respective jurisdiction of organization, and their respective capitalization are set forth on Schedule 1 to the Disclosure Letter dated as of the date hereof and delivered by Borrower to Bank (the “Disclosure Letter”), as such Disclosure Letter may be updated from time to time through the delivery of any Compliance Certificate.

AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby to be executed by any Loan Party or at any time hereafter delivered by any Loan Party to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Loan Party which executes the same, enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

NO VIOLATION. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not (i) violate any provision of any law or regulation applicable to such Loan Party, nor (ii) contravene any provision of the Articles of Incorporation or Bylaws of such Loan Party, nor (iii) result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party is bound, except for such violation, breach or default in clauses (i) or (iii) above that could not reasonably be expected to result in a Material Adverse Effect .

LITIGATION AND OTHER LEGAL PROCEEDINGS. There are no pending, or to Borrower's knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to result in a Material Adverse Effect, other than those in existence on the Closing Date and set forth on Schedule 2 of the Disclosure Letter.

CORRECTNESS OF FINANCIAL STATEMENTS. The annual financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and all financial statements for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 , which have been delivered by Borrower to Bank prior to the date hereof, (a) are true, complete and correct copies of such financial statements and present fairly in all material respects the financial condition of Borrower and its Subsidiaries as of the date of such statements, (b) disclose all liabilities of Borrower and its Subsidiaries, that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since December 31, 2011 there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year for Borrower or any Subsidiary in an aggregate amount in excess of $1,000,000, other than any such assessments or adjustments that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which Borrower or such Subsidiary has set aside adequate reserves, if any, on its financial statements in accordance with generally accepted accounting principles consistently applied.

NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower may be bound that requires the subordination in right of payment of any of Borrower's or its Subsidiaries' obligations subject to this Agreement to any other obligation of Borrower or its Subsidiaries.

PERMITS, FRANCHISES. Borrower and each of its Subsidiaries possess all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

ERISA. Borrower and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); none of Borrower or its Subsidiaries have violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any such Subsidiary (each, a "Plan"), except where such violation could not reasonably be expected to result in a Material Adverse Effect; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or its Subsidiaries; Borrower and its Subsidiaries have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

OTHER OBLIGATIONS. Borrower and its Subsidiaries are not in default on (i) any obligation for borrowed money, any purchase money obligation or other Indebtedness with an aggregate outstanding principal amount in excess of $7,500,000.00, or (ii) any Material Contract. As used herein, “Material Contract” means (a) any contract or other agreement, written or oral, of any Loan Party or any of its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $10,000,000.00 per annum or (b) any other contract or agreement, written or oral, of any Loan Party or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and its Subsidiaries, to Borrower's or any Subsidiary's knowledge, are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or its Subsidiaries' operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time (each, an “Environmental Law”). None of the operations of Borrower or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower and its Subsidiaries, to Borrower's or any Subsidiary's knowledge, have no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
CONDITIONS TO INITIAL EXTENSION OF CREDIT

The obligation of Bank to extend any credit contemplated by this Agreement is subject initially to the fulfillment to Bank's satisfaction of all of the following conditions (the date on which such conditions are satisfied and the initial extension is made hereunder, the “Closing Date”):

APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

1.	This Agreement.

2.	Disclosure Letter.
3.     The Revolving Line of Credit Note.
4.     Certificate of Incumbency (3).
5.     Corporate Resolution: Borrowing.
6.     The Guaranties (2).
7.     Corporate Resolution: Guaranty (2).
8.    The Intercompany Subordination Agreement.
9.     Such other documents as Bank may require under this Agreement.

FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries taken as a whole, nor any material decline, as determined by Bank, in the market value of a substantial or material portion of the assets of Borrower and its Subsidiaries since December 31, 2011, other than the goodwill impairment taken prior to the Closing Date associated with Borrower's SCCS business unit disclosed in its filings with the Securities and Exchange Commission.

INSURANCE. Borrower shall have delivered to Bank evidence of insurance meeting the requirements set forth herein.

Termination of Existing Credit Agreements and Related Liens; Existing Letters of Credit. On the closing date, Borrower shall have (a) repaid in full all Indebtedness outstanding under the Amended and Restated Loan and Security Agreement dated as of December 16, 2005 between Borrower and Comerica Bank (as amended, the “Existing Credit Agreement”), the aggregate principal amount of which indebtedness shall not exceed $30,000,000.00, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Bank all documents or instruments necessary to release all liens securing indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Bank with respect to any letters of credit outstanding thereunder.

CONDITIONS OF EACH EXTENSION OF CREDIT

The obligation of Bank to make each and every extension of credit requested by Borrower hereunder shall always be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

COMPLIANCE. (i) The representations and warranties of the Loan Parties contained herein and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of the signing of this Agreement (except for any such representation or warranty that is qualified by materiality or reference to a Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on the date of each extension of credit by Bank pursuant hereto (excluding any conversion or continuation of a loan made under the Line of Credit), with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any such representation or warranty that is qualified by materiality or reference to a Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date), and on each such date (excluding any conversion or continuation of a loan made under the Line of Credit), and (ii) no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default (a “Potential Event of Default”), shall have occurred and be continuing or shall exist.

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities of Borrower to Bank under any of the Loan Documents (other than contingent obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand has been made, “Unasserted Obligations”) remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than Unasserted Obligations), Borrower shall, and shall cause its Subsidiaries to, unless Bank otherwise consents in writing:

PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

ACCOUNTING RECORDS. Maintain adequate books and records from which financial statements may be prepared in accordance with generally accepted accounting principles, consistently applied, and permit any representative of Bank, during normal business hours upon reasonable request and reasonable prior notice (or at any time and without notice during the existence of an Event of Default), to inspect, audit and examine such books and records, to make extracts thereof and copies of the same, and to inspect the properties of Borrower and its Subsidiaries; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Bank for the cost of more than one such audit per calendar year.

FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

1. Annual Borrower Financial Statements. Not later than ninety (90) days after and as of the end of each fiscal year of Borrower or, if earlier, on the date of any required public filing thereof, (a) audited consolidated financial statements of Borrower and its Subsidiaries, prepared by PricewaterhouseCoopers or another certified public accountant of nationally recognized standing reasonably acceptable to Bank, to include an unqualified report, balance sheet, income statement and statement of cash flows, and (b) unaudited management-prepared consolidating balance sheets and income statements of Borrower and its Subsidiaries;

2. Interim Borrower Financial Statements. Not later than fifty (50) days after and as of the end of the first three fiscal quarters of each fiscal year of Borrower or, if earlier, on the date of any required public filing thereof, (a) unaudited consolidated financial statements of Borrower and its Subsidiaries, prepared by Borrower, to include a balance sheet, income statement and statement of cash flows, and (b) unaudited management-prepared consolidating balance sheets and income statements of Borrower and its Subsidiaries;

3. Account Statements. Not later than thirty (30) days after the end of each fiscal quarter of Borrower, Borrower shall provide to Bank copies of current account statements for deposit, brokerage and other accounts and such other information as Bank may reasonably require to determine compliance with the Deposit Relationship covenant.

4. Certification. Contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the chief financial officer or other authorized officer of Borrower in the form attached hereto as Exhibit A;

5. Financial Forecast. Not later than forty five (45) days after the beginning of each fiscal year of Borrower, a consolidated plan and financial forecast for such fiscal year, including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income (including non-cash items)of Borrower and its Subsidiaries for each such fiscal year, (b) forecasted consolidated statements of income (including non-cash items)of Borrower and its Subsidiaries for each quarter of the first such fiscal year, and (c) such other information and projections as Bank may reasonably request;

6. Other Financial Information. From time to time such other financial information as Bank may reasonably request.

To the extent any financial statements required by paragraphs 1 and 2 above are (i) included in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and (ii) publicly available, such financial statements shall be deemed to have been provided to Bank hereunder and be in form and detail satisfactory to Bank.

COMPLIANCE. Except as permitted by “Merger, Consolidation, Transfer of Assets,” preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower and its Subsidiaries are organized and/or which govern Borrower's and its Subsidiaries' continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its Subsidiaries and/or their business, except where the failure to so preserve, maintain or comply could not reasonably be expected to have a Material Adverse Effect.

INSURANCE. Maintain and keep in force, for each business in which Borrower and its Subsidiaries is engaged, insurance of the types and in amounts customarily carried by companies engaged in similar lines of business, including but not limited to fire, extended coverage, public liability, flood (if required by applicable law), property damage and workers' compensation, with all such insurance carried with financially sound and reputable companies, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver more than one insurance schedule per calendar year.

FACILITIES. Keep all properties necessary in or material to Borrower's and its Subsidiaries' business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (i) indebtedness, obligations, assessments and taxes in an aggregate amount not to exceed $1,000,000 at any time, or (ii) that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which Borrower or such Subsidiary has set aside adequate reserves, if any, on its financial statements in accordance with generally accepted accounting principles consistently applied.

Additional Material Subsidiaries. Notify the Bank of the creation or acquisition of any Subsidiary, and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition) and, if such Subsidiary is a Material Subsidiary, cause such Material Subsidiary to (x) become a Subsidiary Guarantor by delivering to Bank a duly executed Continuing Guaranty in the form attached hereto as Exhibit B, and (b) deliver to Bank such other documents as may be reasonably requested by Bank, all in form, content and scope reasonably satisfactory to Bank.

DEPOSIT RELATIONSHIP. Maintain in one or more depository accounts at Bank and/or an affiliate of Bank at all times Liquidity of Borrower and its Subsidiaries, collectively, in an aggregate amount not less than $50,000,000.00.

LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower or its Subsidiaries that if adversely determined could reasonably be expected to result in a liability in excess of $5,000,000.00.

FINANCIAL CONDITION AND PERFORMANCE. Maintain Borrower's and its Subsidiaries' consolidated financial condition as follows using generally accepted accounting principles consistently applied (except to the extent modified by the definitions herein):

1. Quick Ratio not less than 1.5 to 1.0 as of each fiscal quarter end, commencing with the fiscal quarter ended December 31, 2012, with "Quick Ratio" defined as (a) the aggregate of unrestricted and unencumbered cash, Cash Equivalents, short-term, publicly traded/quoted marketable securities acceptable to Bank in its sole discretion and net accounts receivable divided by (b) the sum of total current liabilities plus the outstanding borrowings under the Line of Credit plus the undrawn amount of all Letters of Credit.

2. Net income after taxes not less than One Dollar ($1.00) on an annual basis, commencing with the fiscal year ended December 31, 2012, determined as of each fiscal year end; provided that the impairment taken during the fiscal quarter ended September 30, 2012 in amount of $24,600,000 and the impairment to be taken on or before March 31, 2013 in an amount not to exceed $52,619,000, in each case relating to the acquisition of Cadent Holdings, Inc., shall not be deducted in calculating net income after taxes for the fiscal year during which such impairments are taken.

3. Net income after taxes not less than One Dollar ($1.00) on a quarterly basis, commencing with the fiscal quarter ended December 31, 2012, determined as of each fiscal quarter end; provided that failure to comply with this paragraph 3 shall not be an Event of Default until such failure continues for two consecutive fiscal quarters; provided further that the impairment to be taken on or before March 31, 2013 in an amount not to exceed $52,619,000, in each case relating to the acquisition of Cadent Holdings, Inc., shall not be deducted in calculating net income after taxes for the fiscal quarter during which such impairments are taken.

NOTICE OF DEFAULT AND OTHER NOTICES.

(a) Notice of Default. Furnish to Bank promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or any event which, upon the giving of notice or lapse of time or both, would become an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

(b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in the financial condition or business of Borrower and its Subsidiaries taken as a whole; (ii) any default under any agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower or any Subsidiary of Borrower that could reasonably be expected to result in a Material Adverse Effect; (iii) any claim against or affecting Borrower, any Subsidiary of Borrower or any part of the properties of Borrower or Subsidiary of Borrower that could reasonably be expected to result in a Material Adverse Effect; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower or any Subsidiary of Borrower that could reasonably be expected to result in a Material Adverse Effect; (v) at least ten (10) days prior thereto, any change in Borrower's name or address as shown herein, and/or any change in Borrower's jurisdiction of organization or type of entity; (vi) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency in excess of $5,000,000.00 in the aggregate with respect to any Plans; or (vii) any termination or cancellation (without replacement) of any insurance policy which Borrower or its Subsidiaries are required to maintain hereunder.
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (other than Unasserted Obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than Unasserted Obligations), Borrower will not, and cause its Subsidiaries to not, without Bank's prior written consent:

USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes permitted by this Agreement.

CAPITAL EXPENDITURES. Make any additional investment in fixed assets (“Capital Expenditures”) in any fiscal year in excess of an aggregate of $25,000,000.00”); provided, that the foregoing shall not apply to (x) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss or (y) leasehold improvement expenditures for which Borrower or a Subsidiary is reimbursed promptly by the related lessor. Notwithstanding the foregoing, the maximum amount of Capital Expenditures permitted by this Section in any fiscal year shall be increased by the amount of Capital Expenditures that were permitted to be made under this Section in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior fiscal years) over the amount of Capital Expenditures actually made during such preceding fiscal year in an amount not to exceed $10,000,000.00; provided that Capital Expenditures in such fiscal year shall be counted last against any amount so carried forward.

OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, direct or indirect (collectively, “Indebtedness”) (for the avoidance of doubt, operating leases do not constitute Indebtedness), except:

a)	the Indebtedness of Borrower to Bank;

b)	trade payables arising in the ordinary course of business and not more than 90 days past due; provided that up to $2,000,000 in trade payables at any time may be more than 90 days past due;

c)
any other Indebtedness of Borrower or any of its Subsidiaries set forth on Schedule 3 to the Disclosure Letter existing as of the Closing Date and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension;

d)
Indebtedness in an aggregate principal amount not to exceed $5,000,000.00 incurred in any fiscal year secured by a lien described in clause (d) of the section entitled “Pledge of Assets” below, provided such Indebtedness does not exceed the lesser of the cost or fair market value of the assets financed with such Indebtedness;

e)	Indebtedness arising from the endorsement of instruments for deposit or collection in the ordinary course of business;

f)
any Indebtedness incurred by Borrower or a Subsidiary that is subordinated to the Indebtedness owing by Borrower or such Subsidiary to Bank on terms acceptable to Bank in its sole discretion, provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such subordinated Indebtedness, and (ii) Bank shall have received satisfactory written evidence that Borrower would be in compliance with each of the covenants set forth in the section entitled “Affirmative Covenants - Financial Condition and Performance” on a pro forma basis after giving effect to the issuance of any such subordinated Indebtedness;

g)
(i) Indebtedness of a Loan Party owed to any Subsidiary that is not a Loan Party and guarantees of any Subsidiary that is not a Loan Party with respect to obligations of a Loan Party (provided the primary obligations are not prohibited hereby) provided that such Indebtedness and guarantees are subordinated to the obligations of Borrower to Bank pursuant to the Intercompany Subordination Agreement, (ii) Indebtedness of any Loan Party owed to any other Loan Party and guarantees of any Loan Party with respect to obligations of any other Loan Party (provided the primary obligations are not prohibited hereby), and (iii) Indebtedness of any Subsidiary that is not a Loan Party owed to any other Subsidiary that is not a Loan Party and guarantees of any Subsidiary that is not a Loan Party with respect to obligations of any other Subsidiary that is not a Loan Party (provided the primary obligations are not prohibited hereby);

h)
Indebtedness of any Subsidiary that is not a Loan Party owed to Loan Party, provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, and (ii) the aggregate principal amount of such Indebtedness shall not at any time exceed $10,000,000 in the aggregate when combined with amount used under clause (i) of the Section entitled “Loans, Advances, Investments” below;

i)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business;

j)
Indebtedness of persons outstanding on the date on which such person became a Subsidiary of Borrower or was acquired by, or merged or consolidated with or into Borrower or any Subsidiary pursuant to a transaction permitted hereunder, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition, merger or consolidation, (ii) neither the Borrower nor any Subsidiary (other than the subsidiary acquiring such person) shall have any liability or other obligation with respect to such Indebtedness, and (iii) the aggregate principal amount of such Indebtedness does not exceed $10,000,000 in the aggregate at any time;

k)	any intercompany payable of any Subsidiary that is not a Loan Party owed to a Loan Party arising in the ordinary course of business consistent with past practices;

l)	Indebtedness of Cadent Ltd. owed to a Loan Party arising in the ordinary course of business in an aggregate amount not to exceed $20,000,000.00 incurred in any fiscal quarter; and

m)	additional Indebtedness incurred in any fiscal year an aggregate principal amount not to exceed $5,000,000.00.

PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon all or any portion of Borrower's or its Subsidiaries' assets now owned or hereafter acquired, except:

a)	any of the foregoing in favor of Bank;

b)
any of the foregoing which is existing as of the Closing Date, and set forth on Schedule 4 to the Disclosure Letter and security interests or liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by such security interests, liens, provided that any extension, renewal or replacement security interest or lien shall be limited to the property encumbered by the existing security interest or lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

c)
security interests and liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with generally accepted accounting principles, consistently applied;

d)
security interests and liens securing Indebtedness permitted by clause (d) of “Other Indebtedness” above (i) upon or in any equipment (and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds of such equipment, provided that in each case, the principal amount of Indebtedness secured by any such lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

e)
security interests or liens to secure payment of workers' compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the assets on account thereof;

f)	security interests or liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

g)
(i) liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) liens of any depositary bank or financial institution in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any account of Borrower or any Subsidiary thereof maintained at such bank or financial institution securing solely the customary amounts owing to such bank or financial institution with respect to such account arrangements;

h)
carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like security interests or liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP;

i)
easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any applicable Subsidiary;

j)
leases or subleases and licenses or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of the Borrower or any applicable Subsidiary;

k)	security interests or liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

l)
deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Borrower or any Subsidiary is a party, or deposits to secure public or statutory obligations of Borrower or any Subsidiary, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the assets on account thereof;

m)	security interests or liens in favor of issuers of surety, appeal and performance bonds obtained in the ordinary course of business;

n)	statutory, common law or contractual liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and

o)
security interests or liens securing other obligations in an aggregate amount not to exceed $5,000,000.00 at any time, provided that (i) such liens are not “blanket” or all assets liens, and (ii) to the extent such obligations constitute Indebtedness, the Indebtedness secured by such liens is permitted under “Other Indebtedness” above (each of clauses (a) through (o), a “Permitted Lien”).

MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (i) Merge into or consolidate with any other entity (other than mergers or consolidations of (A) any Subsidiary that is not a Loan Party into or with Borrower or any Subsidiary, provided that any Loan Party that is party to such transaction is the surviving entity, and (B) any Loan Party to another Loan Party, provided that if Borrower is party to such transaction, it is the surviving entity); (ii) make any substantial change in the nature of Borrower's or its Subsidiaries' business as conducted as of the date hereof unless such change is reasonably related or ancillary thereto; (iii) acquire all or substantially all of the assets of any other entity, except for Permitted Acquisitions; nor (iv) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or its Subsidiaries' assets (other than dispositions of assets of (A) any Subsidiary that is not a Subsidiary Guarantor to Borrower or any Subsidiary and (B) any Loan Party to another Loan Party), except (x) in the ordinary course of Borrower's or its Subsidiaries' business, and (y) in an aggregate amount not to exceed $10,000,000.00 in any fiscal year with consideration in cash or Cash Equivalents.

As used herein, “Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock (or equivalent interests), assets or any combination thereof) of any other person if each such acquisition meets all of the following requirements:

a)
Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to Bank, that such acquisition has been approved by the board of directors (or equivalent governing body) of the person to be acquired;

b)
the person or business to be acquired shall be in a line of business substantially similar or reasonably related to or ancillary to the line of business of Borrower and its Subsidiaries as of the Closing Date;

c)
if such transaction is a merger or consolidation involving a Loan Party, Borrower or a Subsidiary Guarantor shall be the surviving person, if such transaction is a merger or consolidation involving a Subsidiary that is not a Loan Party, Borrower or a Subsidiary shall be the surviving person, and no Change in Control shall have been effected thereby;

d)	Borrower shall have delivered to Bank such documents reasonably requested by Bank pursuant to Section entitled “Guaranties” below to be delivered at the time required pursuant to such Section;

e)	no Event of Default or Potential Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

f)
Borrower shall have obtained the prior written consent of Bank to the consummation of such acquisition if the cash consideration for such acquisition (or series of related acquisitions), together with the cash consideration for all other acquisitions consummated during the fiscal year of such acquisition, exceeds $20,000,000.00 in the aggregate;

g)
Borrower shall have (i) delivered to Bank an officer's certificate certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by Bank in connection with such purchase or other acquisition.

GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or its Subsidiaries as security for, any liabilities or obligations of any other person or entity, except (i) any of the foregoing in favor of Bank, (ii) if the underlying obligations constitute Indebtedness permitted to be incurred pursuant to clauses (a), (b), (c), (d), (j) and (m) of the section entitled “Negative Covenants - Other Indebtedness” above or payables arising in the ordinary course of business, (iii) if any such pledge or hypothecation constitutes a Permitted Lien, (iv) if such transaction is permitted pursuant to the Section entitled “Loans, Advances, Investments” below and (v) indemnification obligations arising in the ordinary course of business or in connection with any transaction permitted by this Agreement, in each case to which such guarantor is a primary party.

LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity (each of the foregoing is referred to herein as an “Investment”), except:

a)	ordinary course of business travel and expense advances;

b)	any of the foregoing existing as of the Closing Date and set forth on Schedule 5 to the Disclosure Letter;

c)
(i) other Investments, provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment, and (y) the aggregate amount of such Investment made after the Closing Date shall not at any time exceed $10,000,000 in the aggregate;

d)
(i) marketable obligations issued or unconditionally guaranteed or insured by the United States Government or any agency or any State thereof and backed by the full faith and credit of the United States or such State having maturities of not more than one (1) year from the date of acquisition; (ii) demand deposits, certificates of deposit, time deposits, Eurodollar time deposits, or bankers' acceptances, having in each case a tenor of not more than one (1) year issued by any nationally or state chartered commercial bank having combined capital and surplus of not less than $1,000,000,000 whose short term securities are rated at least A-1 by Standard & Poor's Rating Group and P-1 by Moody's Investors Service, Inc.; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Rating Group or P-1 by Moody's Investors Service, Inc. and in either case having a tenor of not more than one (1) year from the date of acquisition; and (iv) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 (clauses (i) through (iv), collectively, “Cash Equivalents”;

e)	Investments pursuant to Borrower's Investment Policy delivered to Bank as of the Closing Date;

f)	repurchases by Borrower of its stock to the extent permitted by the section entitled “Dividends; Distributions” below;

g)	Investments accepted as non-cash consideration in connection with dispositions of assets permitted hereunder;

h)	Investments of (i) any Subsidiary that is not a Loan Party in any Loan Party, and (ii) any Loan Party in another Loan Party;

i)
Investments by any Loan Party in any Subsidiary that is not a Loan Party, provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment, and (ii)the aggregate principal amount of such Investment shall not at any time exceed $10,000,000 in the aggregate when combined with the amount used under clause (h) of the section entitled “Other Indebtedness” above;

j)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business;

k)
Investments consisting of accounts receivable of, notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates of Borrower, in the ordinary course of business;

l)	Investments permitted by clauses (f), (g) and (h) of the section entitled “Other Indebtedness” above;

m)	Investments permitted by the section entitled “Guaranties” above;

n)
Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers' compensation, performance and other similar deposits made in the ordinary course of business by Borrower or any Subsidiary;

o)	Investments in an Asia Pacific distributor in an aggregate amount not in excess of the amount set forth on Schedule 6 to the Disclosure Letter;

p)	guaranties of operating leases of Borrower and its Subsidiaries in the ordinary course of business;

q)	Investments permitted to be made by Borrower or such Subsidiary in the section entitled “Merger, Consolidation, Transfer of Assets” above; and

r)	prepayments made to suppliers in the ordinary course of business.

DIVIDENDS; DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or its Subsidiaries' stock now or hereafter outstanding; nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or Subsidiaries' stock now or hereafter outstanding; provided that (a) any Subsidiary of Borrower may declare and pay dividends or distributions to Borrower or any other Subsidiary, (b) Borrower and each Subsidiary may declare and pay dividends or other distributions solely in common stock, (c) Borrower may (i) repurchase its stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $1,000,000 in the aggregate in any fiscal year; provided that the foregoing limit on the aggregate amount of such repurchases shall not apply to the extent such repurchases are made by the cancellation of indebtedness, (ii) distribute non-cash rights in connection with any stockholders' rights plan, (iii) purchase or redeem or acquire non-cash rights distributed in connection with any stockholders' rights plan, (iv) make repurchases or other acquisitions of capital stock deemed to occur (x) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase capital stock or other convertible securities if such capital stock represents a portion of the exercise price thereof or conversion price thereof or (y) in connection with withholdings or similar taxes payable by any present, future or former employee, officer or director, (v) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of Borrower, and (d) so long as no Event of Default or Potential Event of Default, has occurred and is continuing or would result therefrom, Borrower may repurchase shares of Borrower's stock on the open market for an aggregate consideration not to exceed $125,000,000.00 after the Closing Date.

Negative Pledge. Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing purchase money indebtedness or capital leases permitted by this Agreement; provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith (and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds thereof), (iii) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (iv) under any agreement, instrument or contract affecting property or an entity at the time such property or entity was acquired by Borrower or any of its Subsidiaries, so long as such restriction relates solely to the property or entity so acquired and was not created in connection with or in anticipation of such acquisition, (v) contracts for the sale of assets, (viii) customary provisions in leases, subleases, licenses and other agreements entered into by Borrower or any Subsidiary in the ordinary course of business, (ix) any covenant restricting the creation, incurrence, assumption or allowance of any security interest or lien with respect to any property contained in any agreement, but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9-406 of the Uniform Commercial Code, (x) agreements listed on Schedule 7 to the Disclosure Letter, and (xi) restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant to the extent not arising in connection with Indebtedness.

TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any capital stock in, or other affiliate of Borrower or any of its Subsidiaries or (b) any Subsidiary of Borrower that is not a Loan Party, other than (i) payments to Subsidiaries of Borrower for royalty agreements and manufacturing agreements in the ordinary course of business and consistent with past practices, (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower or any of its Subsidiaries, (iii) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business, (iv) transactions between or among Loan Parties otherwise permitted hereunder, (v) transfers of fixed assets at book value or inventory at cost from a Loan Party to any Subsidiary of Borrower that is not a Loan Party, (vi) transactions between or among any Subsidiary of Borrower that is not a Loan Party and any other Subsidiary of Borrower that is not a Loan Party, and (vii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm's length transaction with an independent, unrelated third.

ORGANIZATIONAL DOCUMENTS. Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which could reasonably be expected to materially and adversely affect the rights or interests of Bank under the Loan Documents.

EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

FAILURE TO PAY. Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other amounts payable under any of the Loan Documents within three (3) Business Days after the same becomes due.

FALSE INFORMATION. Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any Loan Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

OTHER BREACH OF AGREEMENT OR LOAN DOCUMENTS. (i) Any default in the performance of or compliance with any obligation, agreement or other provision contained in the Sections entitled “Financial Statements”, “Additional Material Subsidiaries”, “Deposit Relationship”, “Financial Condition and Performance”, “Notice of Default and Other Notices”, and “Negative Covenants” herein or (ii) any default in the performance of or compliance with any other obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described in clause (i) in this Section or as an “Event of Default” in this Agreement), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

BREACH OF OTHER INDEBTEDNESS. (i) Any default in the payment of any Indebtedness in an aggregate amount in excess of $7,500,000.00, or (ii) any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any of its Subsidiaries has incurred any Indebtedness in an aggregate amount in excess of $7,500,000.00 to any person or entity, including Bank, the effect of which defined event of default is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity, or required to be prepaid or repurchased prior to the stated maturity thereof.

BREACH OF OTHER AGREEMENTS. Any default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract, the effect of which defined event of default is to cause, or to permit any counterparty of such Material Contract to cause, such Material Contract to become due and payable prior to its stated maturity, unless, but only as long as, the existence of any such default is being contested by such Loan Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Loan Party to the extent required by generally accepted accounting principles consistently applied.

VOLUNTARY BANKRUPTCY AND OTHER PROCEEDINGS. Borrower or any Material Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Material Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Material Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Material Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Material Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

INVOLUNTARY BANKRUPTCY AND OTHER PROCEEDINGS. Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Material Subsidiary and continues undismissed or unstayed for sixty (60) calendar days following the date of its filing.

JUDGMENT, EXECUTION AND OTHER LEGAL PROCESS. The filing of a notice of judgment lien against Borrower or any of its Subsidiaries; or the recording of any abstract of judgment against Borrower or any of its Subsidiaries in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any of its Subsidiaries; provided that with respect to the filing of a notice of judgment lien, or the recording of a judgment, or the service of any legal process, all as more fully enumerated herein, against either Borrower or any Material Subsidiary, the total aggregate amount of any one or more such filings, judgments, or processes must be in excess of $7,500,000.00 and such filing or judgment is not rescinded, satisfied or stayed for a period of

30 consecutive days.

DISSOLUTION OR LIQUIDATION. The dissolution or liquidation of Borrower or any Subsidiary, provided that no Event of Default shall arise if the dissolution or liquidation of any Subsidiary (a) is determined by Borrower in good faith to be in the best interest of Borrower and not materially disadvantageous to Bank and (b) effects a transfer of assets permitted by the section entitled “Negative Covenants - Merger, Consolidation, Transfer of Assets".

CHANGE IN CONTROL. The occurrence of a transaction in which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, obtains more than an aggregate of thirty-five percent (35%) of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors; (ii) a majority of the members of the board of directors of the Borrower on the date of this Agreement shall cease to be directors, unless such directors are replaced by new directors whose election to the board of directors of the Borrower, or whose nomination for election by the shareholders of the Borrower, was approved by a majority of the directors then still in office who either were directors on the date of this Agreement or whose election or nomination for election was previously so approved (each of clauses (i) and (ii) a “Change in Control”).

REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (i) in the case of an Event of Default under the sections entitled “Voluntary Bankruptcy and Other Proceedings” and “Involuntary Bankruptcy and Other Proceedings” above, (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; and (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (ii) in the case of any other Event of Default, (a) Bank may at its option and by notice to Borrower (a) declare all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; and (b) terminate the obligation, if any, of Bank to extend any further credit under any of the Loan Documents; and (iii) in all cases, Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or mortgagee or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

MISCELLANEOUS

NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the address set forth at each such party's signature below or such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable costs and out-of-pocket expenses invoiced by Bank, including, reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors,

administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent; provided further that Bank shall give Borrower written notice of any assignment to any non-U.S. Person (as defined in the Internal Revenue Code of 1986, as amended) within ten (10) Business Days after such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder subject to the terms of the section entitled “Confidentiality” below.

INDEMNIFICATION. Borrower shall indemnify Bank and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any claim under an Environmental Law or civil penalties or fines assessed by the U.S. Department of the Treasury's Office of Foreign Assets Control), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee invoiced by such Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any claims under Environmental Laws or civil penalties or fines assessed by the U.S. Department of the Treasury's Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not Bank is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant's fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

CONFIDENTIALITY. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Bank or any of its affiliates on a nonconfidential basis from a source other than Borrower or (i) to governmental regulatory authorities in connection with any regulatory examination of Bank or in accordance with Bank's regulatory compliance policy if Bank deems necessary for the mitigation of claims by those authorities against Bank or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, the other Loan Parties and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action- or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

OBLIGATIONS JOINT AND SEVERAL. The obligations of Borrower under this Agreement and the other Loan Documents shall be joint and several with all other obligors hereof and thereof.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

ARBITRATION.

1. Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to (a) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party's right to demand arbitration being automatically terminated.

2. Governing Rules. Any arbitration proceeding will (a) proceed in a location in California selected by the American Arbitration Association ("AAA"); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

3. No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (a) foreclose against real or personal property collateral; (b) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (c) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (a), (b) and (c) of this paragraph.

4. Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

5. Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

6. Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any of the Loan Documents, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

7. Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

8. Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (a) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (b) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

9. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Agreement may be amended or modified only in writing signed by each party hereto. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

10. Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ALIGN TECHNOLOGY, INC.

By: /s/ Roger E. George
 Roger E. George, Vice President, Legal and Corporate Affairs, Corporate Secretary and General Counsel, and Interim Chief Financial Officer

Address:
Align Technology, Inc.
2560 Orchard Parkway
San Jose, California 95131

Email: rgeorge@aligntech.com

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Jerry Iwata
      Jerry Iwata, Vice President

Address:
Wells Fargo Bank, National Association
National Life Sciences Group
400 Hamilton Avenue, Suite 210
MAC: A0429-020
Palo Alto, California 94301
Email: Jerry.Iwata@wellsfargo.com